3903 Centerville Road, Wilmington, DE 19807 www.acornenergy.com Tel: (302) 656-1707 Fax: (302) 656-1703

July 25, 2012

Mr. George Morgenstern
5 Shalvah Place
Monsey, New York 10952

Re:    Amendment and Extension of Consulting Agreement

Dear George:

This letter will serve to confirm that pursuant to action taken by the Board of Directors of Acorn Energy, Inc. (the “Corporation”), earlier this week, the Board authorized that your Consulting Agreement with the Corporation dated as of March 9, 2006 and as previously amended (the “Agreement”) be extended through September 30, 2014, subject to any earlier termination as therein provided (the date of any such termination is referred to herein as the “Termination Date”). Your annualized, non-accountable expense allowance shall be $75,000 and you will be paid a pro rata portion thereof (i.e., a total of $6,250) each month, one-half by the Corporation and one-half by DSIT Solutions, Ltd. (“DSIT”). By its execution of this amendment below, DSIT agrees to pay its monthly share of your annualized allowance (i.e., $3,125/month), and acknowledges that such payment will inure to its benefit.

The Corporation shall cast its votes of DSIT stock for your election to the DSIT Board of Directors at all elections held between September 11, 2012 and the Termination Date (the “Participation Period”), unless you have resigned therefrom or have been removed for cause. You are also invited (but not required) to observe any regular meetings of the Board of Directors of the Corporation (excluding executive sessions and committee meetings) held during the Participation Period. You will be paid $1,000 by the Corporation for each such meeting you attend.

Very truly yours,

By:
John A. Moore
President and CEO

AGREED AND ACKNOWLEDGED:

DSIT SOLUTIONS, LTD.

By:
Benny Sela
CEO

ACCEPTED AND AGREED:

GEORGE MORGENSTERN